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                                  EXHIBIT 99.2
                                FUTURELINK CORP.

                FUTURELINK CORP. ANNOUNCES THIRD QUARTER RESULTS

            PRO FORMA REVENUES OF $11.4 MILLION, UP 34% SEQUENTIALLY;
                         CAPITAL STRUCTURE STRENGTHENED


IRVINE, CALIF - NOV. 18, 1999 - FutureLink Corp. (OTC: FLNK), the leading Application Service Provider (ASP) with the largest installed base of application hosting platforms, announced today unaudited financial results for the third quarter ended September 30, 1999.

For the third quarter, FutureLink recorded revenues of $1.6 million compared to $0.6 million for the same quarter last year. Net loss before interest, taxes, depreciation and amortization was $4.8 million for the quarter, or $0.63 per share, versus a loss of $2.1 million before interest, taxes, depreciation and amortization for the same quarter last year, or $0.69 per share. Included in the loss before interest, taxes, depreciation and amortization are non-cash charges and provisions totaling $1.2 million. The net loss for the quarter was $7.6 million, or $1.00 per share compared to a net loss of $3.9 million, or $0.79 per share, for the same period last year.

For the quarter ended September 30, 1999 the Company had $100,000 in application hosting services (ASP revenues), and 11 installed ASP customers at the end of the quarter.

Subsequent to the close of the quarter, FutureLink completed the acquisitions of leading server-based computing integrators (application hosting platforms), Executive LAN Management, Inc. ("Micro Visions") and Computer Networks, Inc. On a pro forma basis, FutureLink recorded revenues for the third quarter of $11.4 million, which consisted of $9.8 million related to application hosting platform integration revenues (server-based computing), $100,000 of application hosting services (ASP revenues) and $1.5 million related to information technology products and services. Third quarter pro forma revenues represent an increase of 34% over the previous quarter. For the nine months ended September 30, 1999, pro forma revenues were $27.3 million.

Subsequent to the close of the quarter, the Company closed a $50 million equity investment with a group led by Pequot Capital Management in connection with which the Company issued 9.1 million shares of common stock. In addition, the Company issued 8.4 million shares of common stock as part of the acquisitions of Micro Visions and Computer Networks. Following the conversion of various convertible debt instruments totaling over $20 million and the early exercise of various warrants, all previously issued through Commonwealth Associates, LP, the Company's shares outstanding increased by an additional 17.3 million. As a result of these transactions, the Company's share capital has increased $70 million since September 30, 1999 and the Company's total number of shares outstanding as of November 15, 1999 is approximately 44 million compared to 9.2 million, as of September 30, 1999. Fully diluted shares at November 15, 1999 are approximately 60 million.

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The Company has strengthened its executive management team since the close of the quarter with the promotion of Vincent L. Romano to the position of Executive Vice President in charge of FutureLink's Application Hosting Services Division
(ASP), and the appointment of William Botti to the position of Senior Vice President in charge of the Application Hosting Platforms Division (server-based computing). FutureLink also named Philip R. Ladouceur Chief Executive Officer in addition to his role as Chairman following his appointment as interim Chief Executive Officer in August 1999. The Company also reincorporated in Delaware from Colorado and relocated its headquarters to Irvine, CA.

On November 17, 1999 the board accepted the resignation of Robert J. Kubbernus as a Director. Mr. Kubbernus will maintain his relationship with Futurelink as a consultant to the Company's management.

Commenting on the results, Philip R. Ladouceur, Chairman and chief executive officer said, "Today Futurelink is a significantly stronger company. We have strengthened our balance sheet and our management team, and we continue to execute on an acquisition strategy of adding top server-based computing integrators. As a result, we are poised to exploit the vast growth opportunities in the emerging markets for application hosting services and server-based computing."

ABOUT FUTURELINK
FutureLink, The Computer Utility Company(TM), is a founder of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium. The company has the largest installed base of application hosting platforms with thousands of customers worldwide.

FutureLink's Application Hosting Services Division provides businesses with off-site, Internet-based computing, allowing subscribers to escape costly hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses. The division offers customers an all-inclusive, trouble-free ASP service at a predictable price and provides computing service as transparently and reliably as today's utilities deliver electricity, water and telephone service.

The company's Application Hosting Platforms Division builds application server farms and provides Citrix application server software integration services. With Application Hosting Platform solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.